Supplement dated August 17, 1999
                     to Prospectus dated July 30, 1999

         The following information supplements and amends the prospectus, dated July 30, 1999, of Security Capital U.S. Realty relating to the offer and sale from time to time by the selling holders named therein of SC-U.S. Realty's 2% Senior Unsecured Convertible Notes due 2003 and the shares into which the notes may be converted. This supplement should be read in conjunction with the prospectus dated July 30, 1999.

         In order to update the information contained in the section entitled "Selling Holders" on page 107, the following line items should be added to the table:


                                           Amount of          Number of shares
                                        Convertible Notes        into which
                                       Beneficially Owned     Convertible Notes
Name of Selling Holder                  Prior to Offering     May be Converted
----------------------                  -----------------     ----------------
American Public Entity Excess Pool                 60,000                1,583
Amwest Surety Insurance Company                   470,000               12,403
Associated Physicians Insurance Company            40,000                1,055
Baltimore Life Insurance Company                  300,000                7,917
BCS Life Insurance Company                        350,000                9,236
Premera Blue Cross                              1,700,000               44,864
Catholic Mutual Relief Society of America         270,000                7,125
Catholic Mutual Relief Society Retirement
  Plan and Trust                                  170,000                4,486
Chicago Mutual Insurance Company                   30,000                  791
Chrysler Insurance Company                      1,100,000               29,030




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




                                         Amount of           Number of shares
                                      Convertible Notes         into which
                                     Beneficially Owned      Convertible Notes
Name of Selling Holder                Prior to Offering      May be Converted
----------------------                -----------------      ----------------
Condor Insurance                                90,000                2,375
Federated Rural Electric Insurance Corp.       130,000                3,430
Financial American Life                         20,000                  527
First Delaware Insurance Company                10,000                  263
First Mercury Insurance Company                210,000                5,542
First Patriot Insurance Company                 50,000                1,319
Frontier Insurance Company                     800,000               21,112
Goodville Mutual Casualty Company               40,000                1,055
Grain Dealers Mutual Insurance                 140,000                3,694
Guaranty Income Life Insurance Company         120,000                3,166
Guarantee Trust Life Insurance Company         600,000               15,834
Holy Family Society                             40,000                1,055
Illinois Health Care Insurance Company         100,000                2,639
ISBA Mutual Insurance Company                  300,000                7,917
Integrity Mutual Insurance Company             260,000                6,861
Kanawha Insurance Company                       40,000                1,055
Medico Life Insurance Company                  300,000                7,917
Medmarc Insurance                              350,000                9,236
Midwest Security Life                          240,000                6,333




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





                                           Amount of         Number of shares
                                        Convertible Notes       into which
                                       Beneficially Owned    Convertible Notes
Name of Selling Holder                  Prior to Offering    May be Converted
----------------------                  -----------------    ----------------
MSC Life                                            40,000              1,055
Mutual Protective Insurance Company                800,000             21,112
Old Guard Fire Insurance Company                   160,000              4,222
Old Guard Insurance Company                        400,000             10,556
Ozark National Life Insurance Company            1,000,000             26,390
Phico Insurance Company                            170,000              4,486
Physicians Mutual Insurance Company                290,000              7,653
Pioneer Insurance Company                           60,000              1,583
Police & Fireman's Insurance Association            30,000                791
Secura Insurance, A Mutual Company                 450,000             11,875
Service Life and Casualty Insurance Company         90,000              2,375
Service Lloyds Insurance Company                   100,000              2,639
Standard Mutual Insurance Company                  180,000              4,750
TransGuard Insurance Company, Inc.                 450,000             11,875
United National Insurance Company                2,500,000             65,977
United Teacher Associates Insurance Company        900,000             23,751
Western Home Insurance Company                     110,000              2,903
Westward Life Insurance Company                    100,000              2,639
Wisconsin Lawyers Mutual Insurance Company         200,000              5,278
World Insurance Company                            450,000             11,875




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



In addition, the following line items should be revised to read as follows:



                                        Amount of            Number of shares
                                     Convertible Notes          into which
                                    Beneficially Owned       Convertible Notes
Name of Selling Holder               Prior to Offering       May be Converted
----------------------               -----------------       ----------------
Bank of New York                            45,380,000              1,197,621
Bankers Trust Company                        6,720,000                177,347
Bank One Trust Company                               0                      0
Chase Manhattan Bank                        82,424,000              2,175,247
Commerce Bank of Kansas City, N.A.                   0                      0
Firstar Trust Company                                0                      0
First National Bank of Omaha                         0                      0
First Union National Bank                            0                      0
Investors Fiduciary Trust Company                    0                      0
LaSalle National Bank                                0                      0
Marshall & Ilsley Bank                               0                      0
Mercantile Safe Deposit & Trust Company              0                      0
National City Bank                                   0                      0
Norwest Bank Minnesota, N.A                  3,500,000                 92,368
The Northern Trust Company                   1,205,000                 31,801
Old Kent Bank                                        0                      0
PNC Bank, National Association                 570,000                 15,042
UMB Bank, National Association                       0                      0
Union Bank of California, N.A.                  90,000                  2,375
U.S. Bank National Association                 210,000                  5,542
Wachovia Bank, N.A.                                  0                      0






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